CASTLE BRANDS INC.
122 East 42nd Street
Suite 4700
New York, NY 10168

May 11, 2012

Mr. Mark Andrews
[address]

Dear Mark:

This letter agreement constitutes an amendment to the Third Amended and Restated Employment Agreement dated as of February 26, 2010 (the “Agreement”), between Castle Brands Inc. (the “Company”) and Mark Andrews (the “Executive”). The Company and Executive wish to amend the Agreement as set forth below. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Agreement.

A.	Section 3 of the Agreement is amended by deleting the date “May 1, 2012” and inserting in its place the date “May 1, 2014”.

B.	Section 6(a) of the Agreement is amended to read in its entirety as follows:

"Termination by the Company. The Company may terminate the employment of Chairman hereunder at any time. Notice of any such termination must be in writing and will be effective one hundred eighty (180) days following receipt by Chairman. In the event that the employment of Chairman is terminated pursuant to this clause (a), the Company will pay to Chairman the amount of all accrued but unpaid Base Salary to the date of such termination, in accordance with the standard payroll practices of the Company as in effect from time to time.”

C. This letter agreement constitutes an amendment to and a modification of the Agreement and shall for all purposes be considered a part of the Agreement. Except as amended hereby, the Agreement is confirmed and ratified in all respects and shall remain in full force and effect.

Please indicate your agreement with the foregoing by countersigning two copies of this letter agreement in the space provided below and returning one of such copies to us.

Very truly yours,

CASTLE BRANDS INC.

		By:	Richard J. Lampen

Richard J. Lampen President and Chief Executive Officer
The foregoing letter agreement
is consented and agreed to as
of the date first above written.
By:	Mark Andrews

Mark Andrews